                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                         AMENDMENT NO. 1 TO FORM 8-K

                                CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of
                       the Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported): October 5, 1997
                                                  ---------------

                         Total Control Products, Inc.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)




         Illinois                  333-18539                  36-3209178
 ---------------------------       ---------               ----------------
(State or other jurisdiction      (Commission              (I.R.S. Employer
      of incorporation)           File number)            Identification No.)



2001 North Janice Avenue
Melrose Park, Illinois                               60160
---------------------------------------             --------
(Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code:  (708) 345-5500
                                                     --------------


                   ___________________________________________________________
                   Former name or former address, if changed since last report

Item 2.       ACQUISITION OR DISPOSITION OF ASSETS.

    On October 5, 1997, a wholly owned subsidiary of Total Control Products, Inc. (the "Registrant") acquired substantially all of the assets of Computer Dynamics, Inc., a South Carolina corporation ("CDI"), and certain other related entities pursuant to the terms of an Asset Purchase Agreement (the "Agreement") among Kurt Priester ("Priester"), Priester Charitable Remainder Unitrust ("Trust I"), Priester Foundation ("Trust II"), CDI, Computer Dynamics Services, Inc., a South Carolina corporation ("CDS"), Computer Dynamics Mfg., Inc., a South Carolina corporation ("CDM"), Sue Priester d/b/a Lines Unlimited, a sole proprietorship ("Lines"), SC Acquisition #1, an Illinois corporation ("Purchaser"), and SC Acquisition #2, an Illinois corporation ("TCP II"). Pursuant to the terms of the agreement (i) Purchaser purchased substantially all of the assets of CDI, CDM, CDS and Lines, and
(ii) Trust I, Trust II and Priester terminated their respective rights to receive certain royalty payments from CDI and its related entities (collectively, the "Transaction"). A Report on Form 8-K with Exhibits was filed on October 21, 1997 describing the Transaction and is hereby incorporated by reference as though fully set forth herein.

    In addition, the combined financial statements of CDI are attached hereto as Item 7(a) and the pro forma financial information of the Registrant and CDI is attached hereto as Item 7(b).

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)  Financial Statements

                             INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Combined Entities of Computer Dynamics
Greenville, South Carolina

We have audited the accompanying combined balance sheets of the Combined Entities of Computer Dynamics as of December 31, 1996 and October 5, 1997 and the related combined statements of operations, changes in shareholder's and owner's deficit, and cash flows for the twelve months and for the nine months and five days then ended. These financial statements are the responsibility of the management of the Combined Entities of Computer Dynamics. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Entities of Computer Dynamics as of December 31, 1996 and October 5, 1997 and the results of its operations and its cash flows for the twelve months and for the nine months and five days then ended in conformity with generally accepted accounting principles.



/s/ Cherry, Bekaert & Holland, L.L.P.

Greenville, South Carolina
November 20, 1997

                      THE COMBINED ENTITIES OF COMPUTER DYNAMICS

                               Combined Balance Sheets
                        December 31, 1996 and October 5, 1997


                                                                          December 31,          October 5,
                                                                              1996                 1997
                                                                          -----------           ----------
              ASSETS

Current assets
  Cash and cash equivalents                                               $   323,387           $   320,321
  Trade receivables, net of allowance of $52,609 and $220,000 at
   December 31, 1996 and October 5, 1997, respectively                      2,403,327             1,918,357
  Inventories                                                               5,405,999             5,365,278
  Prepaid expenses                                                                800                 2,295
                                                                          -----------           -----------
    Total Current Assets                                                    8,133,513             7,606,251

Property and equipment, net                                                   141,182                96,690
                                                                          -----------           -----------
                                                                          $ 8,274,695           $ 7,702,941
                                                                          ===========           ===========

              LIABILITIES AND SHAREHOLDER'S AND OWNER'S DEFICIT

Current liabilities
  Accounts payable                                                        $   698,268           $   692,691
  Accrued expenses
    Payroll and employee benefits                                              11,468               725,763
    Other                                                                     244,869               471,404
  Due to shareholder                                                        7,311,090             5,782,284
  Due to related parties                                                            -                27,799
                                                                          -----------           -----------
    Total Current Liabilities                                               8,265,695             7,699,941

Accrued income taxes                                                        1,500,000             1,500,000

Commitments and contingencies

Shareholder's and owner's deficit
  Common stock, combined corporations, par value $1 per share.                  9,000                 3,000
    Authorized, issued and outstanding 9,000 shares in 1996 and
    3,000 shares in 1997
  Accumulated deficit                                                      (1,500,000)           (1,500,000)
                                                                          -----------           -----------
    Total shareholder's and owner's deficit                                (1,491,000)           (1,497,000)
                                                                          -----------           -----------
                                                                          $ 8,274,695           $ 7,702,941
                                                                          ===========           ===========

                          See notes to combined financial statements.

                   THE COMBINED ENTITIES OF COMPUTER DYNAMICS

                       Combined Statements of Operations
                 for the twelve months ended December 31, 1996
            and the nine months and five days ended October 5, 1997

                                                                          December 31,          October 5,
                                                                              1996                 1997
                                                                          -----------           ----------

Sales, net                                                                $15,685,004           $14,118,629

Cost of goods sold                                                          8,854,765             8,442,836
                                                                          -----------           -----------
  Gross profit                                                              6,830,239             5,675,793

Operating expenses
  Sales and marketing                                                         846,407               944,598
  Research and development                                                    615,160               568,973
  General and administrative                                                1,510,926             1,971,221
  Shareholder and owner compensation                                        4,432,211             2,375,645
                                                                          -----------           -----------
                                                                            7,404,704             5,860,437
                                                                          -----------           -----------
  Loss from operations                                                       (574,465)             (184,644)

Other income
  Cancellation fee                                                            500,000                73,336
  Miscellaneous                                                                74,465               111,308
                                                                          -----------           -----------
    Total other income                                                        574,465               184,644
                                                                          -----------           -----------
  Income (loss) before income taxes                                                 -                     -

Income taxes                                                                1,500,000                     -
                                                                          -----------           -----------
  Net income (loss)                                                       $(1,500,000)          $         -
                                                                          ===========           ===========

                          See notes to combined financial statements.

                      THE COMBINED ENTITIES OF COMPUTER DYNAMICS

           Combined Statements of Changes in Shareholder's and Owner's Deficit
                     For the twelve months ended December 31, 1996
                and the nine months and five days ended October 5, 1997

                                          Common Stock
                                        (Three and nine
                                          corporations,
                                          respectively,       Owner's         Accumulated
                                         at $1,000 each)       Equity            Deficit               Total
                                        ----------------      -------         -----------          -----------
Balance, December 31, 1995                   $ 9,000          $     -         $         -          $     9,000

Loss, twelve months ended December 31,
1996                                               -                -          (1,500,000)          (1,500,000)
                                             -------          -------         -----------          -----------

Balance, December 31, 1996                     9,000                -          (1,500,000)          (1,491,000)

Stock cancellation due to restructuring       (6,000)               -                   -               (6,000)

Income, nine months and five days ended
October 5, 1997                                    -                -                   -                    -
                                             -------          -------         -----------          -----------

Balance, October 5, 1997                     $ 3,000          $     -         $(1,500,000)         $(1,497,000)
                                             =======          =======         ===========          ===========

                          See notes to combined financial statements.

                         THE COMBINED ENTITIES OF COMPUTER DYNAMICS

                              Combined Statements of Cash Flows
                        For the twelve months ended December 31, 1996
                   and the nine months and five days ended October 5, 1997

                                                                      December 31,     October 5,
                                                                          1996            1997
                                                                      ------------    -----------
Cash flows from operating activities
    Net income (Loss)                                                 $(1,500,000)    $        -
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                                      55,902          45,492
         Change in operating assets and liabilities
          (Increase) decrease in:
              Trade receivables                                          (494,606)        484,970
              Inventories                                              (1,581,585)         40,721
              Prepaid expenses                                             32,840          (1,495)
         Increase (decrease) in:
              Accounts payable                                            245,564          (5,577)
              Accrued expenses
                   Payroll and employee benefits                             (373)        714,295
                   Other                                                  112,665         226,535
              Due to related parties                                           -           27,799
              Income taxes payable                                      1,500,000              -
                                                                      ------------    -----------
                   Net cash provided (used) by operating activities    (1,629,593)      1,532,740

Cash flows from investing activities
    Purchase of furniture and equipment                                   (62,116)         (1,000)
                                                                      ------------    -----------
         Net cash used for investing activities                           (62,116)         (1,000)
                                                                      ------------    -----------

Cash flows from financing activities
    Net change in due to shareholder                                    1,547,467      (1,528,806)
    Net decrease in common stock                                               -           (6,000)
                                                                      ------------    -----------
         Net cash provided (used) by financing activities               1,547,467      (1,534,806)
                                                                      ------------    -----------
         Decrease in cash and cash equivalents                           (144,242)         (3,066)

Cash and cash equivalents, beginning of period                            467,629         323,387
                                                                      ------------    -----------
Cash and cash equivalents, end of period                              $   323,387     $   320,321
                                                                      ============    ===========
Supplemental disclosure
    Cash paid during year for:
         Income taxes                                                 $         -     $        -
                                                                      ============    ===========
         Interest                                                     $         -     $        -
                                                                      ============    ===========

                          See notes to combined financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS STRUCTURE

The Combined Entities of Computer Dynamics (Companies) design and manufacture industrial computers and flat panel monitors primarily for industrial applications.

COMBINATION POLICY

The accompanying combined financial statements include the accounts of Computer Dynamics, Inc. and related entities that are under common control and whose assets, liabilities and operations are subject to the acquisition described in
Note 10. These entities include Computer Dynamics, Inc., Computer Dynamics Services, Inc. and Computer Dynamics Mfg., Inc., and, for the twelve months ended December 31, 1996, thirteen related entities acquired by Computer Dynamics, Inc. effective January 1, 1997 in an organizational restructuring.

The combined financial statements reflect the financial position and the results of operations as of and for the twelve month period ended December 31, 1996 and as of and for the nine months and five days ended October 5, 1997 (date of acquisition described in Note 10). All significant intercompany transactions and balances have been eliminated in the combination.

REVENUE RECOGNITION

The Companies recognize revenue upon shipment of products to customers, provided there are no significant obligations remaining and collectibility of the revenue is probable.

A reserve for sales returns and warranty costs is provided based on experience and management's estimate of expected returns and product warranty costs.

RESEARCH AND DEVELOPMENT

All research and development costs are expensed as incurred.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

The Companies provide an allowance for uncollectible accounts based on prior experience and management's assessment of the collectibility of existing specific accounts.

The following summarizes the trade receivable allowance activity for 1996 and 1997:

              Balance at December 31, 1995              $     -
                  Increase to operating expense            52,609
                  Charge to allowance                         -
                                                        ---------
              Balance at December 31, 1996                 52,609
                  Increase to operating expense           243,558
                  Charge to allowance                      76,167
                                                        ---------
              Balance at October 5, 1997                $ 220,000
                                                        =========

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of preparing the statement of cash flows, the Companies consider cash and other demand deposits with original maturities of less than three months as cash and cash equivalents.

INCOME TAXES

Deferred income taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. These differences impacting the accompanying combined financial statements relate primarily to inventory capitalization costs, reserves for uncollectible accounts and inventory obsolescence, and reserves for product and warranty costs.
The deferred tax assets resulting from these differences of approximately $432,000 and $765,000 at December 31, 1996 and October 5, 1997, respectively, have been reduced by a valuation allowance in the same amount.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising costs for the twelve months ended December 31, 1996 and the nine months and five days ended October 5, 1997 totaled $373,454 and $244,055, respectively.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property, equipment and vehicles are recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives, ranging from three to fifteen years. Depreciation is calculated using accelerated methods. Total depreciation for the twelve months ended December 31, 1996 and the nine months and five days ended October 5, 1997 was $55,902 and $45,492, respectively.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market.

NOTE 2 - FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

The carrying value for current assets and current liabilities reasonably approximates fair value due to the short maturities of these items.

Financial instruments that potentially subject the Companies to concentration of credit risk consist principally of cash investments and trade receivables. The Companies have cash investment policies that limit cash investments to short-term low risk investments. With respect to trade receivables, the Companies grant unsecured credit to their customers. In doing so, the Companies perform ongoing credit evaluations of the financial condition of their customers.

The Companies' cash deposits (bank statement balances) with one commercial bank exceeded federally insured limits at October 5, 1997. These deposits are located in a financially sound institution and any risk is considered minimal by management.

During the nine months and five days ended October 5, 1997, three customers made up 30.9 percent of the Companies' sales. However, the Companies sell to a large number of customers in a variety of industries and markets, and management believes there is no significant concentration of credit risk.

NOTE 3 - TRANSACTIONS WITH RELATED PARTIES

Advertising services - The Companies purchase advertising services from Lines
Unlimited, which is owned by the spouse of the shareholder.   Amounts due to
Lines Unlimited for advertising services at December 31, 1996 and October 5, 1997 total zero and $27,799, respectively. Payments made to Lines Unlimited during the twelve months ended December 31, 1996 totaled $88,000. No payments were made to Lines Unlimited during the nine months and five days ended October 5, 1997.

Property rental - The Companies lease their office and manufacturing facilities from the shareholder on a month-to-month, verbal basis at a current rate of $32,400 per month. A portion of the leased property has been sublet to an unrelated party for $9,775 per month, such sublease expiring on December 31, 1997. Total net rent expense under this lease for the twelve months ended December 31, 1996 and the nine months and five days ended October 5, 1997 was $254,900 and $197,289, respectively.

There were no other amounts due to or due from related parties at December 31, 1996 and October 5, 1997, other than the shareholder advances described in Note 6.

NOTE 4 - INVENTORIES

Inventories consisted of the following at December 31, 1996 and October 5, 1997:

                                                      1996          1997
                                                  -----------    ----------
         Raw materials                            $ 3,651,594    $3,409,512
         Work in process and finished goods         1,754,405     1,955,766
                                                  -----------    ----------
                                                  $ 5,405,999    $5,365,278
                                                  ===========    ==========

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1996 and October 5, 1997:

                                                      1996          1997
                                                   ---------     ---------
         Transportation equipment                  $  82,094     $  82,094
         Furniture and fixtures                       38,221        38,221
         Equipment                                   196,468       197,468
         Leasehold improvements                       40,517        40,517
                                                   ---------     ---------
                                                     357,300       358,300
         Accumulated depreciation                   (216,118)     (261,610)
                                                   ---------     ---------
          Property and equipment, net              $ 141,182     $  96,690
                                                   =========     =========

NOTE 6 - DUE TO SHAREHOLDER AND SHAREHOLDER COMPENSATION

Due to shareholder ($7,311,090 and $5,782,284 at December 31, 1996 and October 5, 1997, respectively) represents unsecured advances to the Companies without interest, payable on demand. The Companies have historically paid out annually all earnings to the shareholder in the form of royalties, fees and other compensation.

NOTE 7 - INCOME TAXES

The components of the provision for income taxes for the twelve months ended December 31, 1996 and the nine months and five days ended October 5, 1997 are as follows:

                                                      1996          1997
                                                  -----------    ---------
         Current:
          Federal                                 $ 1,312,500    $      -
          State                                       187,500           -
                                                  -----------    ---------
           Total current                            1,500,000           -
                                                  -----------    ---------
         Deferred:
          Federal                                     378,200      669,500
          State                                        54,000       95,700
          Valuation reserve                          (432,200)    (765,200)
                                                  -----------    ---------
           Total deferred                                  -            -
                                                  -----------    ---------
           Total provision                        $ 1,500,000    $      -
                                                  ===========    =========

The provision for income taxes of $1.5 million for 1996 differs from that computed at statutory rates as a result of the income tax assessments described in Note 9. Current income tax expense for 1997 is zero for taxes computed at statutory rates.

Deferred income taxes at December 31, 1996 and October 5, 1997 are comprised of the following:

                                                      1996          1997
                                                  ---------     ---------
         Inventory allowances                     $ 358,300     $ 540,000
         Reserve for uncollectible accounts          21,000        88,000
         Reserve for accrued expenses                52,900       137,200
                                                  ---------     ---------
           Gross deferred tax assets                432,200       765,200
         Less valuation reserve                    (432,200)     (765,200)
                                                  ---------     ---------
           Deferred taxes, net                    $     -       $     -
                                                  =========     =========

NOTE 8 - ACCRUED SEP CONTRIBUTION PAYABLE

During 1997, the Companies adopted a Simplified Employee Pension (SEP) plan. Under this defined contribution plan, company contributions are discretionary and employee contributions are not permitted.

At October 5, 1997, the Companies had designated $224,475 to be contributed for employees under the plan. All active employees over the age of 21 who had been employed by the Companies for two years or more during the past five years and who received $300 or more in compensation during the year were eligible to participate in the plan contribution. The contribution accrued at October 5, 1997 was allocated on a pro-rata basis based on compensation levels and is expected to be the only contribution made under the plan. No contribution was made for the twelve months ended December 31, 1996.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Income Tax Settlement Payable - During 1996 and 1997, the Companies' income tax returns for the years 1994, 1995 and 1996 were audited by the Internal Revenue Service. As a result of their audits, the IRS issued tax deficiency notices to the Companies totaling approximately $3.5 million which have been appealed. Management believes that the IRS position is not reasonable and that the assessed amounts will not be upheld. The assessments will be vigorously contested, and it is management's opinion that the ultimate amount payable will not exceed $1.5 million. Accordingly, that amount has been recorded as a liability in the accompanying combined financial statements. Timing for any ultimate resolution of this matter cannot be accurately estimated.

Self-insurance - The Companies do not maintain any insurance coverage for inventories, fixed assets or product liability. Expenses are recognized as incurred.

In the ordinary course of conducting their business, the Companies may be subjected to loss contingencies arising from legal matters. Management believes that the outcome of such matters, if any, will not have a material impact on the Companies' financial position or results of future operations.

Certain personnel of the Companies have vested in a formula-based compensation arrangement which is contingent upon the Companies achieving required future earnings levels.

A significant portion of the Companies' purchases are made from one vendor. For the twelve months ended December 31, 1996 and nine months and five days ended October 5, 1997, Sharp Electronics provided approximately 22% of the Companies' raw materials purchases.

NOTE 10 - SUBSEQUENT EVENT

Effective October 5, 1997 the Companies sold substantially all operating assets and liabilities to SC Acquisition #1, an Illinois corporation and subsidiary of Total Control Products, Inc. (TCP). At the time of closing, the Companies
received $511,815 in cash and 699,029 shares of TCP common stock.   This
purchase price is subject to adjustment should the net book value of the purchased assets and assumed liabilities not equal a predetermined amount.

In addition, the Companies will be eligible for contingent payments from the purchaser of up to $3 million per year for a period of five years ending September 30, 2002. Such contingent payments are based upon achieving certain goals for net earnings, as defined. Additionally, the shareholder and his spouse received $12 million cash at closing as consideration for the termination of all royalty agreements and rights to future royalties from the Companies. Also, the shareholder received an immediately exercisable warrant for the purchase of 100,000 shares of TCP stock, and the shareholder's spouse received 233,010 shares of TCP common stock as part of the purchase price.

NOTE 11 - CANCELLATION FEE

During 1995 the Company received a significant noncancellable product order. The order was subsequently canceled by the customer, and during 1996 a negotiated cash settlement of $500,000 was reached.

NOTE 12 - RECLASSIFICATION OF PRIOR YEAR AMOUNTS

Certain of the December 31, 1996 amounts have been reclassified to conform with the October 5, 1997 classifications.

          (b)  Pro Forma Financial Information

                            UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations are based on the historical Consolidated Financial Statements of Total Control Products, Inc. ("Total Control" or "the Company") filed previously with the Securities and Exchange Commission, adjusted to give effect to the acquisition by Total Control of a controlling interest in Taylor Industrial Software, Inc. ("Taylor") and the acquisition by Total Control of Computer Dynamics, Inc. ("CDI"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations assume these events occurred on April 1, 1996. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes the acquisition of CDI occurred on September 30, 1997.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended March 31, 1997 reflects the audited statement of operations of Total Control for the year ended March 31, 1997, the unaudited income statement of Taylor for the six months ended September 26, 1996 (the date of acquisition), and the audited statement of operations of CDI for the year ended December 31, 1996, on a historical basis. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended September 30, 1997 reflects the unaudited income statement of Total Control for the six months ended September 30, 1997, and the unaudited income statement of CDI for the six months ended September 30, 1997, on a historical basis.

The historical statement of operations of Taylor was prepared in accordance with accounting principles generally accepted in Canada. These principles conform, in all material respects, with accounting principles generally accepted in the United States.

For the purpose of the preparation of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for March 31, 1997 only, the historical statement of operations for Taylor described above was translated from Canadian dollars (Taylor's functional currency) to U.S. dollars at the approximate average exchange rate for the period.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 reflects the unaudited balance sheet of Total Control as of September 30, 1997, and the unaudited balance sheet of CDI as of September 30, 1997, on a historical basis.

The pro forma financial information is a presentation of historical results with accounting and other adjustments. The pro forma financial information does not reflect the effects of any of the anticipated changes to be made by the Company in the operations from the historical operations.

The pro forma statements presented are provided for informational purposes only and should not be construed to be indicative of Total Control's results of operations had the transactions been consummated on the date assumed and do not project the Company's results of operations for any future period.

The Unaudited Pro Forma Condensed Consolidated Financial Statements and accompanying notes should be read in conjunction with the financial statements and the financial information pertaining to Total Control, Taylor and CDI included elsewhere in this Amendment No. 1 to Form 8K and documents filed previously with the Securities and Exchange Commission by Total Control.

             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
               OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              Historical
                                            ---------------------------------------------
                                                                Taylor            CDI
                                                               (through       (Year ended     Pro Forma                  Pro Forma
                                            Total Control   Sept. 26, 1996)  Dec. 31, 1996)  Adjustments                 Combined
                                            -------------   ---------------   -----------    -----------                 ---------
Net sales                                     $  40,821       $  3,545        $  15,685         $  (508)(a)              $  59,543
Cost of goods sold                               20,664            317            8,855              (6)(a)                 29,830
                                            -------------   ---------------   -----------    -----------                 ---------
Gross profit                                     20,157          3,228            6,830            (502)                    29,713
Operating expenses:
 Sales and marketing                              9,118          1,667              846            (418)(a,b,c)             11,213
 Research and development                         3,893            893              615            (192)(a,b,c)              5,209
 General and administrative                       4,069          1,362            5,943          (3,342)(a,b,c,d)            8,032
 Charge for purchased research
    and development                               4,893              -                -          (4,893)(c)                       -
                                            -------------   ---------------   -----------    -----------                 ---------
Income (loss) from operations                    (1,816)          (694)            (574)          8,343                      5,259
Interest (expense) and other, net                  (561)           (30)             574          (1,024)(e)                 (1,041)
                                            -------------   ---------------   -----------    -----------                 ---------
Income (loss) before income taxes and
    minority interest                            (2,377)          (724)               -           7,319                      4,218
Provision  for (benefit from)
 income taxes                                     1,040            (96)           1,500             933 (f)                  3,377
                                            -------------   ---------------   -----------    -----------                 ---------
Income (loss) before minority interest           (3,417)          (628)          (1,500)          6,386                        841
Minority interest in (income)
 loss of subsidiary                               1,853              -                -          (1,656)(g)                    197
                                            -------------   ---------------   -----------    -----------                 ---------
Net income (loss)                                (1,564)          (628)          (1,500)          4,730                      1,038
Accretion to redemption value of common
    stock                                        (9,061)             -                -               -                     (9,061)
                                            -------------   ---------------   -----------    -----------                 ---------
Net income (loss) available to common
    stockholders                             $  (10,625)       $  (628)       $  (1,500)       $  4,730                  $  (8,023)
                                            =============   ===============   ===========    ===========                 =========
Net income (loss) per share available
    to shareholders                          $    (1.83)                                                                 $   (1.19)
                                            =============                                                                =========
Weighted average number of
 common shares outstanding                        5,799                                             932(h)                   6,731
                                            =============                                     =========                  =========

         See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
          OF OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Historical
                                           --------------------------     Pro Forma           Pro Forma
                                           Total Control        CDI      Adjustments          Combined
                                           -------------     --------    -----------          ---------
Net sales                                    $  24,911       $  9,129         $  (72)(a)      $  33,968
Cost of goods sold                              10,911          5,709            (47)(a)         16,573
                                           -------------     --------    -----------          ---------
Gross profit                                    14,000          3,420            (25)            17,395
Operating expenses:
 Sales and marketing                             6,010            635              8 (b)          6,653
 Research and development                        2,479            380              8 (b)          2,867
 General and administrative                      2,322          2,548         (1,234)(b,d)        3,636
                                           -------------     --------    -----------          ---------
Income (loss) from operations                    3,189           (143)         1,193              4,239
Interest (expense) and other, net                  (15)           143           (512)(e)           (384)
                                           -------------     --------    -----------          ---------
Income (loss) before income taxes and
    minority interest                            3,174              -            681              3,855
Provision for (benefit from)
 income taxes                                    1,372              -            272 (f)          1,644
                                           -------------     --------    -----------          ---------
Income (loss) before minority interest           1,802              -            409              2,211
Minority interest in (income)
 loss of subsidiary                                134              -              -                134
                                           -------------     --------    -----------          ---------
Net income (loss)                              $ 1,936        $     -         $  409            $ 2,345
                                           =============     ========    ===========          =========
Net income (loss) per share available
    to shareholders                            $  0.25                                          $  0.27
                                           =============                                      =========
Weighted average number of common
 shares outstanding                              7,848                           932(h)           8,780
                                           =============                 ===========          =========


        See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

                                       NOTES TO
                            UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENTS OF OPERATIONS

The following notes identify the pro forma adjustments made to the historical amounts in the pro forma unaudited condensed consolidated statements of operations:

     (a) Represents (i) the elimination of the revenues and related expenses of Taylor's labor scheduling software product line, which was held for sale by the Company, including operating expenses of $608,000 for the year ended March 31, 1997 and (ii) the elimination of intercompany sales from CDI to Total Control during the six months ended
          September 30, 1997 of approximately $72,000 and the related cost of sales of approximately $47,000.

     (b) Represents an increase in depreciation and amortization expense based on the useful lives assigned in connection with the acquisitions of Taylor and CDI for (i) an increase in depreciation expense of $66,000 and $25,000 for the increase in depreciable basis of certain assets for the year ended March 31, 1997 and the six months ended September 30, 1997, respectively, and (ii) an increase in amortization expense for the year ended March 31, 1997 and the six months ended September 30, 1997 of approximately $1,098,000 and $459,000, respectively, related to the amortization of goodwill related to the acquisitions of Taylor and CDI. These pro forma adjustments do not give effect to the impact on goodwill amortization, if any, related to any future contingent earnout payments for these acquisitions.

     (c) Represents (i) the elimination of the non-recurring charge for purchased research and development of $4,893,000 recorded by the Company in the Total Control statement of operations for the year ended March 31, 1997, which was directly attributable to the Taylor acquisition and (ii) a decrease in operating expenses to eliminate $202,000 of compensation expense related to the purchase by Taylor of outstanding employee stock option arrangements, which is included in the results of Taylor for the six months ended September 26, 1996 in connection with the terms of the acquisition of Taylor. Except for $193,000, these non-recurring items were recorded on the Taylor subsidiary financial statements, and accordingly, 39% of this amount has been included in the pro forma adjustment made to minority interest described in Note (f) below.

     (d) Represents a reduction in expense related to compensation paid to CDI's shareholder in excess of continuing compensation of $4,307,000 for the year ended December 31, 1996 and $1,702,000 for the six months ended September 30, 1997.

     (e) Represents an increase in interest expense associated with the debt incurred to finance the acquisition of CDI of $1,024,000 for the year ended December 31, 1996 and $512,000 for the six months ended September 30, 1997. Additionally, interest expense associated with debt incurred in connection with the acquisition of Taylor for the year ended March 31, 1997 of approximately $350,000, which was offset by a corresponding adjustment in the same amount to reflect the anticipated repayment of the acquisition debt with the proceeds received from the sale of Taylor's labor scheduling software product line.

     (f) Represents the income tax effects of the pro forma adjustments at an assumed effective income tax rate of 40% for the pro forma adjustments, except for pro forma adjustments related to Taylor, for which an effective rate of 43% was assumed. The amortization expense and compensation expense described in Note (b) (ii) and Note (c) (ii) were not tax effected. Additionally, an adjustment of $110,000 was recorded to increase the tax benefit recorded on the Taylor statement of operations for the year ended March 31, 1997 as a result of the change in tax rate from 20% to 43% applied to the taxable income of Taylor due to the change in ownership.

     (g) Represents the minority interest of 39% in the pro forma loss of Taylor.

     (h) Represents the increase in weighted average shares outstanding for the issuance of 932,039 shares of common stock in connection with the acquisition of CDI.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    BALANCE SHEET AS OF SEPTEMBER 30, 1997
                               (in thousands)

                                                   Historical
                                            -----------------------
                                                                           Pro Forma         Pro Forma
                                            Total Control      CDI        Adjustments        Combined
                                            -------------    ------       -----------        ---------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                     1,196          320           (320)(a)         1,196
   Trade receivables, net                        7,710        1,918             (1)(a)         9,627
   Inventory                                     8,860        5,365              -            14,225
   Prepaid and deferred expenses
    and other current assets                     1,151            2             (2)(a)         1,151
                                            -------------    ------       -----------        ---------
         Total current assets                   18,917        7,605           (323)           26,199
PROPERTY AND EQUIPMENT, net                      2,752           97            253 (e)         3,102
OTHER ASSETS:
   Goodwill, net                                 8,595            -         15,615 (b)        24,210
   Other long-term assets                        3,786            -            731 (c)         4,517
                                            -------------    ------       -----------        ---------
      Total other assets                        12,381            -         16,346            28,727
                                            -------------    ------       -----------        ---------
         Total assets                           34,050        7,702         16,276            58,028
                                            =============    ======       ===========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current maturities of long-term debt             55            -              -                55
   Notes payable - related parties                 132            -              -               132
   Accounts payable                              2,103          692            (14)(a)         2,781
   Other current liabilities                     6,704        2,183         (1,761)(a)         7,126
   Due to shareholder                                -        5,782         (5,782)(a)             -
                                            -------------    ------       -----------        ---------
      Total current liabilities                  8,994        8,657         (7,557)           10,094
LONG-TERM LIABILITIES:
   Notes payable to bank                         1,229            -         12,944 (d)        14,173
   Long-term debt, net and other
      long-term liabilities                        615            -              -               615
                                            -------------    ------       -----------        ---------
      Total long-term liabilities                1,844            -         12,944            14,788
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN SUBSIDIARY                  1,387            -              -             1,387
SHAREHOLDERS' EQUITY:
   Common stock                                 24,614            3          9,931 (a,d)       34,548
   Class C Exchangeable common stock of
      subsidiary                                 4,641            -              -              4,641
   Accumulated deficit                          (7,359)        (958)           958 (a)         (7,359)
   Foreign currency translation adjustment         (71)           -              -                (71)
                                            -------------    ------       -----------        ---------
      Total shareholders' equity                21,825         (955)        10,889             31,759
                                            -------------    ------       -----------        ---------
         Total liabilities and
            shareholders' equity                34,050        7,702         16,276             58,028
                                            =============    ======       ===========        =========

      See accompanying notes to unaudited pro forma condensed
                  consolidated balance sheet.

                                       NOTES TO
                            UNAUDITED PRO FORMA CONDENSED
                              CONSOLIDATED BALANCE SHEET

The following notes identify the pro forma adjustments made to the historical amounts in the pro forma unaudited condensed balance sheet:

     (a) Represents an adjustment to eliminate certain net assets not purchased and liabilities not assumed in connection with the acquisition of CDI

     (b) Represents the establishment of goodwill related to the acquisition of CDI.

     (c) Represents the establishment of net deferred tax assets related to differences in the basis of various assets for financial reporting and income tax purposes in connection with the acquisition of CDI.

     (d) Represents an increase in debt outstanding and common stock outstanding in connection with the acquisition of CDI.

     (e) Represents the increase in depreciable basis of certain fixed assets acquired to reflect the fair market value of the related assets at acquisition.

          (c)  Exhibits

                         23.1 Consent of Cherry, Bekaert & Holland, L.L.P.

                                      SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: December 19, 1997         TOTAL CONTROL PRODUCTS, INC.


                                 By: /s/Nic Gihl
                                     ------------------------------------------
                                     Name: Nic Gihl
                                     Title: President, Chief Executive Officer
                                            and Chairman

                                        INDEX



Exhibit
Number    Description of Document
-------   -----------------------

23.1      Consent of Cherry, Bekaert & Holland, L.L.P.